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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
                     ENTRAVISION COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

[LOGO] ENTRAVISION COMMUNICATIONS

                               -----------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 16, 2002

To our Stockholders:

   You are cordially invited to attend the 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting") of Entravision Communications Corporation (the "Company"), which will be held at The Fairmont Miramar Hotel Santa Monica, 101 Wilshire Boulevard, Santa Monica, California 90401, at 10:00 a.m. on Thursday, May 16, 2002 for the purposes of considering and voting upon:

    1. A. A proposal for the Class A and Class B common stockholders to elect eight directors to the Board of Directors of the Company (the "Board").

        B. A proposal for the Class C common stockholders to elect two directors to the Board.

    2. A proposal to ratify the appointment of McGladrey & Pullen, LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

   These matters are described more fully in the Proxy Statement accompanying this notice.

   The stockholders of the Company will also act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business to be presented to a vote of the stockholders at the 2002 Annual Meeting.

   The Board fixed the close of business on April 8, 2002 as the record date (the "Record Date") for determining those stockholders who will be entitled to notice of and to vote at the 2002 Annual Meeting. The stock transfer books will remain open between the Record Date and the date of the 2002 Annual Meeting.

   Representation of at least a majority in voting interest of the Class A common stock and the Class B common stock of the Company either in person or by proxy is required to constitute a quorum for purposes of voting on Proposal 1A. Representation of at least a majority in voting interest of the Class C common stock of the Company either in person or by proxy is required to constitute a quorum for purposes of voting on Proposal 1B. Representation of at least a majority in voting interest of the Class A common stock, Class B common stock and Class C common stock of the Company either in person or by proxy is required to constitute a quorum for the purposes of voting on Proposal 2. Accordingly, it is important that your shares be represented at the 2002 Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE 2002 ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the 2002 Annual Meeting.

   Please read the accompanying proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

                                          By Order of the Board of Directors,

                                          /s/ WALTER ULLOA
                                          Walter F. Ulloa
                                          Chairman and Chief Executive Officer

April 16, 2002
Santa Monica, California

              Stockholders Should Read the Entire Proxy Statement
                  Carefully Prior to Returning Their Proxies

                               -----------------

                                PROXY STATEMENT
                                      FOR
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                    ENTRAVISION COMMUNICATIONS CORPORATION

                          To Be Held on May 16, 2002

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Entravision Communications Corporation ("Entravision" or the "Company") of proxies to be voted at the 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting"), which will be held at 10:00 a.m. on May 16, 2002 at The Fairmont Miramar Hotel Santa Monica, 101 Wilshire Boulevard, Santa Monica, California 90401, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2002 Annual Meeting of Stockholders (the "Notice"). This Proxy Statement and the proxy card are first being delivered or mailed to stockholders on or about April 16, 2002. The Company's 2001 Annual Report to Stockholders and the Company's Annual Report for the year ended December 31, 2001 on Form 10-K
(the "10-K") are being mailed to stockholders concurrently with this Proxy Statement. Neither the Company's 2001 Annual Report to Stockholders nor the 10-K are to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

                        VOTING RIGHTS AND SOLICITATION

   The close of business on April 8, 2002 was the record date (the "Record Date") for stockholders entitled to notice of and to vote at the 2002 Annual Meeting. As of the Record Date, Entravision had 70,023,078 shares of Class A common stock, par value $0.0001 per share, 27,678,533 shares of Class B common stock, par value $0.0001 per share, and 21,983,392 shares of Class C common stock, par value $0.0001 per share, issued and outstanding. All of the shares of the Company's common stock outstanding on the Record Date are entitled to vote at the 2002 Annual Meeting. Holders of the Class A common stock and the Class C common stock of record entitled to vote at the 2002 Annual Meeting will have one vote for each share of Class A common stock and Class C common stock so held with regard to each matter to be voted upon by such stockholders. Holders of the Class B common stock of record entitled to vote at the 2002 Annual Meeting will have ten votes for each share of Class B common stock so held with regard to each matter to be voted upon by such stockholders.

   All votes will be tabulated by the inspector of elections appointed for the 2002 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

   The holders of a majority in voting interest of the Class A common stock, Class B common stock and Class C common stock outstanding and entitled to vote at the 2002 Annual Meeting shall constitute a quorum for the transaction of business at the 2002 Annual Meeting. The holders of a majority in voting interest of the Class A common stock and the Class B common stock outstanding and entitled to vote at the 2002 Annual Meeting shall constitute a quorum for purposes of voting on Proposal 1A. The holders of a majority in voting interest of the Class C common stock outstanding and entitled to vote at the 2002 Annual Meeting shall constitute a quorum for purposes of voting on Proposal 1B.

   The voting interest of shares of the Class A common stock, Class B common stock and Class C common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the 2002 Annual Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the voting interest present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter and will not be counted as a vote cast on such matter.

   In voting with regard to the proposals to elect directors (Proposals 1A and 1B), stockholders may vote in favor of all the nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. The vote required by Proposals 1A and 1B is governed by Delaware law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld and broker non-votes will not be counted and will have no effect on the voting for election of directors. Pursuant to a Voting Agreement dated effective as of August 3, 2000 among Walter F. Ulloa, Philip C. Wilkinson, Paul
A. Zevnik and Entravision (the "Voting Agreement"), Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of Messrs. Ulloa, Wilkinson and Zevnik and Darryl B. Thompson as Class A/B Directors. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 79.81% of the votes entitled to be cast in the election of each of Messrs. Ulloa, Wilkinson, Zevnik and Thompson as the Class A/B Directors.

   In voting with regard to the proposal to ratify the appointment of independent auditors (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law, and the minimum vote required is a majority of the total votes cast on the proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will not be counted and will have no effect. Pursuant to the Voting Agreement, Mr. Zevnik has agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson on matters, other than the election of directors, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik will be free to vote his shares as he chooses. Messrs. Ulloa, Wilkinson and Zevnik have in the aggregate the right to cast 75.06% of the votes entitled to be cast on Proposal 2.

   Under the rules of the New York Stock Exchange (the "Exchange") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in "street name" for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchange. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such broker non-votes will not be considered in determining whether a quorum exists at the 2002 Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

   Shares of the Company's common stock represented by proxies in the accompanying form which are properly executed and returned to the Company will be voted at the 2002 Annual Meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR Proposals 1A or 1B, as applicable, and Proposal 2. Management does not know of any matters to be presented at the 2002 Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the 2002 Annual Meeting, the proxyholders will vote on such matters in accordance with their best judgment.

   Any stockholder has the right to revoke his, her or its proxy at any time before it is voted at the 2002 Annual Meeting by giving written notice to the Secretary of the Company, and by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the 2002 Annual Meeting and voting in person; provided, however, that under the rules of the Exchange, any beneficial owner whose shares are held in "street name" by a member brokerage firm may revoke his, her or its proxy and vote his, her or its shares in person at the 2002 Annual Meeting only in accordance with the applicable rules and procedures of the Exchange.

   The entire cost of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, or special letter by officers and regular Company employees for no additional compensation. In addition, the Company has retained Mellon Investor Services, LLC, its transfer agent, to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses of Mellon Investor Services, LLC. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's common stock, and such persons may be reimbursed for their expenses.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Composition of Board of Directors

   The Company's Second Amended and Restated Bylaws provide that the Board shall consist of not less than seven and not more than eleven directors. The Board currently consists of ten members, eight of whom are elected by the holders of the Class A and Class B common stock voting together as a class, and two of whom are elected by the holders of the Class C common stock.

   The Company's directors are elected by the stockholders at each annual meeting of stockholders and will serve until their successors are elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of the current directors, the nominees for directors and executive officers of the Company.

   The proxyholders named on the proxy card intend to vote all proxies received by them in the accompanying form FOR the election of the Class A/B nominees and the Class C nominees listed below, unless instructions to the contrary are marked on the proxy. These nominees have been selected by the Board. All of the nominees are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2003 or until his or her successor has been duly elected and qualified.

   In the event that a nominee is unable or declines to serve as a Class A/B director at the time of the 2002 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that a nominee is unable or declines to serve as a Class C director at the time of the 2002 Annual Meeting, the proxies will be voted for a nominee who shall be designated by the holders of a majority in voting interest of the Class C common stock or the remaining Class C director to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them for the nominees listed below, unless instructions are given to the contrary. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

                                  PROPOSAL 1A

                        ELECTION OF CLASS A/B DIRECTORS

   The following is certain information as of April 8, 2002 regarding the nominees for election as Class A/B directors.

Nominees for Election as Class A/B Directors

Name                                      Position                                 Age
----                                      --------                                 ---
Walter F. Ulloa             Chairman and Chief Executive Officer                   53
Philip C. Wilkinson         President, Chief Operating Officer and Director        45
Paul A. Zevnik              Secretary and Director                                 51
Darryl B. Thompson          Director                                               40
Amador S. Bustos            Director                                               51
Michael S. Rosen            Director                                               41
Esteban E. Torres           Director                                               72
Patricia Diaz Dennis        Director                                               55

Biographical Information Regarding Class A/B Directors

   Walter F. Ulloa. Mr. Ulloa, the Chairman and Chief Executive Officer of Entravision since its inception in 1996, has over 25 years of experience in Spanish-language television and radio in the U.S. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of the predecessor entities to Entravision. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as operations manager, production manager, news director, local sales manager and an account executive. Mr. Ulloa has been a director since February 2000.

   Philip C. Wilkinson. Mr. Wilkinson, the President and Chief Operating Officer of Entravision since its inception in 1996, has over 20 years of experience in Spanish-language television and radio in the U.S. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of the predecessor entities to Entravision. From 1982 to 1990, he worked at the Univision television network and served in the positions of account executive, Los Angeles national sales manager and West Coast sales manager. Mr. Wilkinson has been a director since February 2000.

   Paul A. Zevnik. Mr. Zevnik has been the Secretary of Entravision since its inception in 1996. From 1989 to 1996, Mr. Zevnik was involved in the development, management or ownership of the predecessor entities to Entravision. Mr. Zevnik is a partner in the Washington, D.C. office of the law firm of Zevnik Horton LLP. Mr. Zevnik has been a director since August 2000.

   Darryl B. Thompson. Mr. Thompson has been a partner of TSG Capital Group, L.L.C. since 1993. Mr. Thompson serves on the Board as a representative of TSG Capital Fund III, L.P. Mr. Thompson also serves on the boards of directors of several public and private companies, including Urban Brands, Inc., Telscape International, Inc. and Millennium Digital Media Holdings, L.L.C. Mr. Thompson has been a director since August 2000.

   Amador S. Bustos. Mr. Bustos served as the President of our Radio Division from August 2000, when Entravision acquired Z-Spanish Media Corporation ("Z-Spanish Media"), until December 31, 2000. From November 1992 until August 2000, Mr. Bustos served as Chairman, Chief Executive Officer and President of Z-Spanish Media or one of its predecessors. From December 1979 until September 1992, Mr. Bustos held various positions, including general sales manager, senior account executive and community affairs coordinator, at several radio stations and a television station in the San Francisco bay area. Mr. Bustos has been a director since August 2000.

   Michael S. Rosen. Mr. Rosen has served as Chairman of our Audit Committee since November 2000. From July 2001 to present, Mr. Rosen has served as Chairman and Chief Investment Officer of Context Capital Management, LLC. Mr. Rosen has also been serving as the Manager of the general partner of Context Convertible Arbitrage Fund, L.P. since November 2001 to present. He is a board member of the United Jewish Federation of San Diego. From January 1996, when The Rochester Funds were acquired by Oppenheimer Funds, Inc., to February 2000, Mr. Rosen served as President of The Rochester Division of Oppenheimer Funds, Inc. Prior thereto, Mr. Rosen was President of Rochester Fund Distributors, Inc., a broker/dealer and principal underwriter of The Rochester Funds and Managing Director and Portfolio Manager of Rochester Capital Advisors, LP. Mr. Rosen is a chartered financial analyst. Mr. Rosen has been a director since November 2000.

   Esteban E. Torres. Mr. Torres is currently a consultant for the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California's transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16 year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres has been an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

   Patricia Diaz Dennis. Patricia Diaz Dennis has been Senior Vice President of Regulatory and Public Affairs for SBC Communications Inc. ("SBC") since November 1998. Ms. Dennis serves on the boards of directors of MassMutual/The Blue Chip Company, UST Inc., Girl Scouts of the USA, Foundation for Women's Resources and Bexar County Women's Bar Association. Ms. Dennis is also a trustee for the Radio and Television News Directors Foundation and The Tomas Rivera Policy Institute. Before joining SBC, Ms. Dennis was appointed to three federal government positions. Ms. Dennis was named a member of the National Labor Relations Board by former President Ronald Reagan. Later, President Reagan appointed Ms. Dennis as a commissioner of the Federal Communications Commission (the "FCC") where she served from 1986 until 1989. From 1989 to 1991, Ms. Dennis made a brief departure from public service and joined the law firm of Jones, Day, Reavis & Pogue, where she served as a partner and the head of the communications department. In 1992 Ms. Dennis left Jones, Day and returned to public service when she was appointed by former President George Bush as assistant secretary of state for human rights and humanitarian affairs. Ms. Dennis has been a director since July 2001.

                                  PROPOSAL 1B

                         ELECTION OF CLASS C DIRECTORS

   The following is certain information as of April 8, 2002 regarding the nominees for election as Class C directors.

Nominees for Election as Class C Directors

                        Name                Position Age
                        ----                -------- ---
                        Andrew W. Hobson    Director 40
                        Michael D. Wortsman Director 54

Biographical Information Regarding Class C Directors

   Andrew W. Hobson. Mr. Hobson is an Executive Vice President of Univision Communications Inc. ("Univision"). From 1993 through March 2001, Mr. Hobson was an Executive Vice President of the Univision television network. Mr. Hobson has been a director since August 2000.

   Michael D. Wortsman. Mr. Wortsman is the Co-President of Univision Television Group Inc. Before holding this position, Mr. Wortsman served as the Executive Vice President of Corporate Development for Univision Television Group Inc. from 1993 to 1996. Mr. Wortsman has been a director since August 2000.

                         BOARD MEETINGS AND COMMITTEES

   The Board held a total of eight meetings and acted by written consent one time during the 2001 fiscal year. The Board has an Audit Committee and a Compensation Committee. Univision, the holder of our Class C common stock, has the right to appoint one member to each of these committees.

   The Audit Committee operates under a written charter adopted by the Board on July 24, 2000, which was amended on December 7, 2001. The Audit Committee's duties include responsibility for reviewing the Company's accounting practices and audit procedures. The Audit Committee, which consists of

Messrs. Rosen and Torres and Ms. Diaz Dennis, held nine meetings during the 2001 fiscal year. All members of the Audit Committee meet the independence and knowledge requirements of the Exchange. (See the "Report of Audit Committee" later in this Proxy Statement, which details the duties and performance of the Audit Committee.)

   The Compensation Committee recommends to the Board the compensation and benefits of the Company's executive officers, and has established and reviews general policies relating to compensation of the Company's employees. The Compensation Committee, which consists of Messrs. Hobson and Thompson, held six meetings and acted by written consent one time during the 2001 fiscal year. No member of the Compensation Committee was at any time during the 2001 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the 2001 fiscal year. (See the "Report of Compensation Committee" later in this Proxy Statement, which details the Compensation Committee's report on executive compensation of the Company for the 2001 fiscal year.)

                             DIRECTOR COMPENSATION

   Our directors who are not officers or employees are compensated for their services as follows: (i) an annual grant of an option to purchase 15,000 shares of Class A common stock under our 2000 Omnibus Equity Incentive Plan; (ii) $24,000 per year (which may be converted into an option to purchase additional shares of Class A common stock under a specified formula); (iii) $1,250 for attendance at a Board meeting in person ($500 if telephonically); and (iv) $1,000 for attendance at a committee meeting in person ($500 if telephonically and an additional $250 if serving as the chair of the committee).

Recommendation of the Board

   The Board unanimously recommends that stockholders vote FOR election of each of the Class A/B nominees and each of the Class C nominees identified above.

                                  PROPOSAL 2

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board has appointed the firm of McGladrey & Pullen, LLP to act as independent public accountants of the Company for the fiscal year ending December 31, 2002, and has directed that such appointment be submitted to the stockholders of the Company for ratification at the 2002 Annual Meeting. McGladrey & Pullen, LLP is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of McGladrey & Pullen, LLP, the Board will reconsider the appointment.

Audit Fees

   Fees for the annual audit, including quarterly reviews, for the 2001 fiscal year were approximately $807,000.

Other Audit Related Services

   Fees for other audit related services were approximately $84,000, relating to the audit of employee benefit plans, accounting consultations and other Securities Exchange Commission ("SEC") filings.

Fees Paid to RSM McGladrey, Inc.

   Fees paid to RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP, during 2001 are as follows:

   Financial Information System Design and Implementation Fees. Financial information systems design and implementation fees were approximately $216,000 for the 2001 fiscal year.

   All Other Fees. All other fees were approximately $879,000 and consisted primarily of tax preparation and tax consulting services.

   Our Audit Committee determined that RSM McGladrey, Inc.'s provision of non-audit related services in exchange for fees in the 2001 fiscal year was compatible with maintaining McGladrey & Pullen, LLP's independence.

   Representatives of McGladrey & Pullen, LLP will be present at the 2002 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation of the Board

   The Board unanimously recommends that stockholders vote FOR the proposal to ratify the appointment of McGladrey & Pullen, LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002.

                                  MANAGEMENT

   The following sets forth the names, ages and positions of the Company's executive officers as of April 8, 2002:

Name                                            Position                             Age
----                                            --------                             ---
Walter F. Ulloa     Chairman and Chief Executive Officer                             53
Philip C. Wilkinson President, Chief Operating Officer and Director                  45
Jeanette Tully      Executive Vice President, Treasurer, Chief Financial Officer and
                    Assistant Secretary                                              54
Paul A. Zevnik      Secretary and Director                                           51
Jeffery A. Liberman President, Radio Division                                        43
Glenn Emanuel       President, Outdoor Division                                      49

Background

   Walter F. Ulloa. Mr. Ulloa has been Chairman and Chief Executive Officer of Entravision since its inception in 1996. See, "Proposal 1A--Election of Class A/B Directors" for additional biographical information on Mr. Ulloa.

   Philip C. Wilkinson. Mr. Wilkinson has been President and Chief Operating Officer of Entravision since its inception in 1996. See, "Proposal 1A--Election of Class A/B Directors" for additional biographical information on Mr. Wilkinson.

   Jeanette Tully. Ms. Tully has been Executive Vice President, Chief Financial Officer and Treasurer of Entravision since September 1996, and has over 24 years of experience in the media industry. Ms. Tully was the Executive Vice President and Chief Financial Officer of Alliance Broadcasting Corporation from 1994 until early

1996, when the company was sold to Infinity Broadcasting Corporation. From May 1986 until she joined Alliance Broadcasting Corporation, Ms. Tully was a Vice President of Communications Equity Associates, where she advised a variety of broadcast companies on financial matters.

   Paul A. Zevnik. Mr. Zevnik has been Secretary of Entravision since its inception in 1996. See, "Proposal 1A--Election of Class A/B Directors" for additional biographical information on Mr. Zevnik.

   Jeffery A. Liberman. Mr. Liberman, the President of our Radio Division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. ("LCG") in April 2000, Mr. Liberman was responsible for operating LCG's 17 radio stations in California, Colorado, New Mexico and Washington D.C.

   Glenn Emanuel. Mr. Emanuel has been President of our Outdoor Division since August 2000. Mr. Emanuel has over 20 years experience in the outdoor advertising industry. From 1997 until our acquisition of Z-Spanish Media in August 2000, Mr. Emanuel served as President of Vista Media Group, Inc. ("Vista"), Z-Spanish Media's outdoor advertising group. Before joining Vista, he served as General Manager of Regency Outdoor Advertising's operations in Los Angeles for ten years.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2002 by: (i) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) the Chief Executive Officer of the Company and each of the four other most highly-compensated executive officers of the Company serving as such as of the end of the last fiscal year whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the Company and its subsidiaries (such individuals are hereafter referred to as the "Named Executive Officers"); and (iv) all of our directors and Named Executive Officers as a group. Because our Class B and Class C common stock and Series A preferred stock can be converted into Class A common stock at any time, we are presenting the information below based on such conversions.

                                                                             Shares of Common
                                                                   Class of Stock Beneficially
Name and Address of Beneficial Owner(1)                             Shares     Owned Number    Percent(2)
---------------------------------------                            -------- ------------------ ----------
Univision Communications Inc.(3)..................................    A         14,943,231       11.90%
                                                                      C         21,983,392       17.51%
TSG Capital Group(4)..............................................    A          9,364,505        7.46%
Walter F. Ulloa...................................................    A            100,425(5)        *
                                                                      B         11,489,365(6)     9.15%
Philip C. Wilkinson...............................................    A            101,894(7)        *
                                                                      B         11,489,365(8)     9.15%
Jeanette Tully....................................................    A            349,388(9)        *
Paul A. Zevnik....................................................    A            124,957(10)       *
                                                                      B          4,699,803(11)    3.74%
Jeffery A. Liberman...............................................    A             30,451(12)       *
Glenn Emanuel.....................................................    A            315,654(13)       *
Andrew W. Hobson(14)..............................................    A            211,136(15)       *
Michael D. Wortsman(16)...........................................    A             56,136(17)       *
Darryl B. Thompson................................................    A          9,263,300(18)    7.38%
Amador S. Bustos..................................................    A          1,050,284(19)       *
Michael S. Rosen..................................................    A             97,361(20)       *
Esteban E. Torres.................................................    A             20,861(21)       *
Patricia Diaz Dennis..............................................    A                 --           *
All directors and Named Executive Officers as a group (13 persons)    A         11,721,847        9.29%
                                                                      B         27,678,533       22.05%

--------
  * Represents beneficial ownership of less than 1%.
 (1) Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
 (2) Percentage ownership is based on 125,540,605 shares of common stock outstanding on February 28, 2002 (assuming conversion of all outstanding shares of Class B and Class C common stock and Series A preferred stock). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(footnotes continued on next page)

 (footnotes continued from preceding page)
 (3) Consists of 14,943,231 shares of Class A common stock and 21,983,392 shares of Class C common stock that may be converted at any time to shares of Class A common stock. The address for Univision is 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067.
 (4) TSG Capital Group consists of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II Inc., TSG Associates III, LLC and TSG Ventures, L.P. The address for each of these entities is 177 Broad Street, 12th Floor, Stamford, Connecticut 06901. Includes 5,865,102 shares of Class A common stock reserved for issuance upon conversion of Series A preferred stock held by TSG Capital Fund III, L.P.
 (5) Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa's spouse), and an option to purchase 100,000 shares of Class A common stock, which is immediately exercisable by Mr. Ulloa.
 (6) Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by Mr. Ulloa personally, and also includes 68,567 shares of Class B common stock, which are subject to a right of Entravision to repurchase such shares under certain conditions.
 (7) Consists of 1,894 shares held by Mr. Wilknson, personally, and an option to purchase 100,000 shares of Class A common stock, which is immediately exercisable by Mr. Wilkinson.
 (8) Consists of 9,424,800 shares held by The 1994 Wilkinson Family Trust, 889,848 shares held by The 1994 Wilkinson Children's Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally, and also includes 68,567 shares of Class B common stock, which are subject to a right of Entravision to repurchase such shares under certain conditions.
 (9) Consists of 151 shares held by Ms. Tully, personally, 249,237 shares held by The Jeanette Tully 1996 Revocable Trust and an option to purchase 100,000 shares of Class A common stock, and also includes 5,667 shares of Class A common stock, which are subject to a right of Entravision to repurchase such shares under certain conditions.
(10) Consists of 13,821 shares held by The Zevnik Charitable Foundation and an option to purchase 111,136 shares of Class A common stock, which is immediately exercisable by Mr. Zevnik. Mr. Zevnik has shared voting power in The Zevnik Charitable Foundation.
(11) Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 1,282,321 shares held by The Zevnik Family L.L.C. and 2,616,816 shares held by Mr. Zevnik personally, and also includes 29,014 shares of Class B common stock, which are subject to a right of Entravision to repurchase such shares under certain conditions.
(12) Consists of 451 shares held by Mr. Liberman, personally, and an option to purchase 30,000 shares of Class A common stock, which is immediately exercisable by Mr. Liberman.
(13) Consists of 285,654 shares held by Mr. Emanuel, personally, and an option to purchase 30,000 shares of Class A common stock, which is immediately exercisable by Mr. Emanuel.
(14) Mr. Hobson is an executive officer of Univision.
(15) Consists of 150,000 shares held by Crescent Capital Holdings II, LLC and an option to purchase 61,136 shares of Class A common stock, which is immediately exercisable by Mr. Hobson.
(16) Mr. Wortsman is an executive officer of an affiliate of Univision.
(17) Consists of 25,000 shares held by Mr. Wortsman and an option to purchase 31,136 shares of Class A common stock, which is immediately exercisable by Mr. Wortsman.
(18) Consists of 9,364,505 shares held by TSG Capital Group (see footnote 4 above), excluding 122,341 shares held by TSG Ventures, L.P., and an option to purchase 21,136 shares of Class A common stock, which is immediately exercisable by Mr. Thompson. Mr. Thompson is a principal in each of the TSG Capital Group entities, except for TSG Ventures, L.P. Mr. Thompson may be deemed to exercise voting and investment power over such shares. Mr. Thompson disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.
(19) Consists of 1,021,731 shares held by Bustos Asset Management, L.L.C. and an option to purchase 28,553 shares of Class A common stock, which is immediately exercisable by Mr. Bustos.
(20) Consists of 76,500 shares held by LJ Holdings, L.L.C. and an option to purchase 20,861 shares of Class A common stock, which is immediately exercisable by Mr. Rosen.
(21) Consists of an option to purchase 20,861 shares of Class A common stock, which is immediately exercisable by Mr. Torres.

                SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

   The following table sets forth certain information regarding the compensation earned during the last three fiscal years by the Named Executive
Officers:

                          Summary Compensation Table

                                                                    Long-Term
                                           Annual Compensation(1)  Compensation
                                           --------------------    ------------
                                                                    Securities
                                                                    Underlying   All Other
Name and Principal Position           Year  Salary      Bonus        Options    Compensation
---------------------------           ---- --------    --------    ------------ ------------
Walter F. Ulloa...................... 2001 $620,833(2) $833,260(3)        --             --
Chairman and Chief Executive Officer  2000 $460,000(4) $573,263(5)   500,000     $1,439,900(6)
                                      1999 $360,000    $429,938(7)        --             --
Philip C. Wilkinson.................. 2001 $620,833(2) $833,260(3)        --             --
President and Chief Operating Officer 2000 $460,000(4) $573,263(5)   500,000     $1,439,900(6)
                                      1999 $360,000    $429,938(7)        --             --
Jeanette Tully....................... 2001 $343,125(8) $150,000(3)   100,000(9)          --
Chief Financial Officer               2000 $225,000          --      150,000(9)  $3,489,318(6)
                                      1999 $225,000          --           --             --
Jeffery A. Liberman(10).............. 2001 $275,000    $112,500(3)        --             --
President, Radio Division             2000 $246,154    $ 40,000(5)   150,000             --
                                      1999 $157,900    $146,250(2)        --             --
Glenn Emanuel........................ 2001 $225,000    $ 75,000(3)        --             --
President, Outdoor Division           2000 $225,000    $ 75,000(5)   150,000             --
                                      1999 $225,000    $ 75,000(7)        --             --

--------
(1) Excludes perquisites and other personal benefits, securities or property which aggregate the lesser of $50,000 or 10% of the total of annual salary and bonus.
(2) Salary was $600,000 per annum through July 31, 2001, and was increased pursuant to the terms of his employment agreement to $650,000 per annum effective August 1, 2001.
(3) Represents bonuses earned in 2000 and paid in 2001.
(4) Salary was $360,000 per annum through July 31, 2000, and was increased pursuant to the terms of his employment agreement to $600,000 per annum effective August 1, 2000.
(5) Represents bonuses earned in 1999 and paid in 2000.
(6) Consists of stock-based awards (see "Certain Relationships and Related Transactions").
(7) Represents bonuses earned in 1998 and paid in 1999.
(8) Salary was $225,000 per annum through February 15, 2001, and was increased pursuant to the terms of her employment agreement to $360,000 per annum effective February 16, 2001.
(9) In January 2001, the Company and Ms. Tully agreed to rescind her option to purchase 150,000 shares of common stock granted in 2000 for an option to purchase 100,000 shares of common stock on different vesting terms.
(10) Mr. Liberman was appointed as President of our Radio Division in May 2001.

                       Option Grants in Last Fiscal Year

   The following table sets forth information concerning the stock option grants made to each of the Named Executive Officers during the 2001 fiscal year. No stock appreciation rights were granted to any of the Named Executive Officers during the 2001 fiscal year.




                                   Individual Grants
                    ------------------------------------------------ Potential Realizable Value at
                    Number of    Percent of                             Assumed Annual Rates of
                    Securities  Total Options                        Stock Price Appreciation for
                    Underlying   Granted to   Exercise or                   Option Term(1)
                     Options    Employees in  Base Price  Expiration -----------------------------
Name                 Granted     Fiscal 2001   Per Share     Date          5%            10%
----                ----------  ------------- ----------- ----------   ----------     ----------
Walter F. Ulloa....       --          --            --          --           --             --
Philip C. Wilkinson       --          --            --          --           --             --
Jeanette Tully.....  100,000(2)      8.7%       $16.38     1/09/11   $1,030,129     $2,610,550
Jeffery A. Liberman       --          --            --          --           --             --
Glenn Emanuel......       --          --            --          --           --             --

--------
(1) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10 year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(2) In January 2001, the Company and Ms. Tully agreed to rescind her option to purchase 150,000 shares of common stock granted in 2000 for an option to purchase 100,000 shares of common stock on different vesting terms.

                         Fiscal Year-End Option Values

   No options were exercised by any Named Executive Officers during the 2001 fiscal year. No stock appreciation rights were exercised by any of the Named Executive Officers during the 2001 fiscal year. The following table sets forth the number of shares of the Company's Class A common stock subject to exercisable and unexercisable stock options which the Named Executive Officers held at the end of the 2001 fiscal year.

                         Number of Securities        Value of Unexercised
                        Underlying Unexercised      In-the-Money Options at
                      Options at Fiscal Year-End        Fiscal Year-End
                      --------------------------- ---------------------------
  Name                Exercisable Non-Exercisable Exercisable Non-Exercisable
  ----                ----------- --------------- ----------- ---------------
  Walter F. Ulloa....   100,000       400,000         --            --
  Philip C. Wilkinson   100,000       400,000         --            --
  Jeanette Tully.....        --       100,000         --            --
  Jeffery A. Liberman    30,000       120,000         --            --
  Glenn Emanuel......    30,000       120,000         --            --

        EMPLOYMENT AND OTHER AGREEMENTS; CHANGE IN CONTROL ARRANGEMENTS

   In August 2000, we entered into a five year employment agreement with Mr. Ulloa pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Ulloa is eligible to receive a cash bonus equal to: (i) 75% of his then-current base salary if our annual growth rate of earnings before interest, taxes, depreciation and amortization ("EBITDA") (pro forma as defined by our Compensation Committee), exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA growth rate exceeds 14% over the previous calendar year; and (ii) up to an additional 25% of his then-current base salary in the discretion of our Compensation Committee.

   If Mr. Ulloa's employment is terminated by us without cause, by Mr. Ulloa for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary or bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Ulloa will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Ulloa shall lapse.

   In August 2000, we entered into a five year employment agreement with Mr. Wilkinson pursuant to which he serves as our President and Chief Operating Officer. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Wilkinson is eligible to receive a cash bonus equal to: (i) 75% of his then-current base salary if EBITDA exceeds 20% over the previous year, 63% of his then-current base salary if EBITDA growth rate exceeds 17% over the previous year and 50% of his then-current base salary if EBITDA growth rate exceeds 14% over the previous calendar year; and (ii) up to an additional 25% of his then-current base salary in the discretion of our Compensation Committee.

   If Mr. Wilkinson's employment is terminated by us without cause, by Mr. Wilkinson for good reason or in connection with a change of control, he will be entitled to receive all accrued salary and bonuses through the date of termination, plus an amount equal to the greater of the sum of three times his then-current base salary plus three times his then-current maximum bonus or his salary or bonuses for the remainder of the term of his employment agreement, plus a continuation of all benefit coverages for a period of two years. In addition, upon any such termination event, all stock options then held by Mr. Wilkinson will accelerate and become immediately exercisable, and any restrictions on restricted stock held by Mr. Wilkinson shall lapse.

                            EMPLOYEE BENEFIT PLANS

2000 Omnibus Equity Incentive Plan

   We have adopted our 2000 Omnibus Equity Incentive Plan (the "2000 Equity Incentive Plan") to provide an additional means to attract, motivate, reward and retain key personnel. The 2000 Equity Incentive Plan gives the administrator the authority to grant different types of stock incentive awards and to select participants. Our employees, officers, directors and consultants may be selected to receive awards under the 2000 Equity Incentive Plan.

   Share Limits. A maximum of 11,500,000 shares of our Class A common stock may be issued under the 2000 Equity Incentive Plan. Options to purchase 7,727,501 shares of Class A common stock have been granted and were outstanding as of January 31, 2002. Each share limit and award under the 2000 Equity Incentive Plan is subject to adjustment for certain changes in our capital structure, reorganizations and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the 2000 Equity Incentive Plan.

   Awards.  Awards under the 2000 Equity Incentive Plan may be in the form of:
(i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted stock; or (v) stock units. Awards may be granted individually or in combination with other awards. Certain types of stock-based performance awards under the 2000 Equity Incentive Plan will depend upon the extent to which performance goals set by the administrator are met during the performance period. Awards under the 2000 Equity Incentive Plan generally will be nontransferable, subject to exceptions such as a transfer to a family member or to a trust, as authorized by the administrator. Non-qualified stock options and other awards may be granted at prices below the fair market value of the common stock on the date of grant. However, non-qualified stock options may not be granted at prices below 85% of the fair market value on the date of grant. Restricted stock awards can be issued for nominal or the minimum lawful consideration. Incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock, or 110% of fair market value of the common stock for any owner of more than 10% of our common stock, on the date of grant. These and other awards may also be issued solely or in part for services.

   Administration. The 2000 Equity Incentive Plan is administered by the Compensation Committee. The administrator of the 2000 Equity Incentive Plan has broad authority to: (i) designate recipients of awards; (ii) determine or modify, subject to any required consent, the terms and provisions of awards, including the price, vesting provisions, terms of exercise and expiration dates; (iii) approve the form of award agreements; (iv) determine specific objectives and performance criteria with respect to performance awards; (v) construe and interpret the 2000 Equity Incentive Plan; and (vi) reprice, accelerate and extend the exercisability or term, and establish the events of termination or reversion of outstanding awards.

   Change of Control. Upon a change of control event, any award may become immediately vested and/or exercisable, unless the administrator determines to the contrary. Generally speaking, a change of control event will be triggered under the 2000 Equity Incentive Plan: (i) in connection with certain mergers or consolidations of Entravision with or into another entity where our stockholders before the transaction own less than 50% of the surviving entity;
(ii) if a majority of the Board changes over a period of two years or less; or
(iii) upon a sale of all or substantially all of our assets if a change in ownership of more than 50% of our outstanding voting securities occurs. The administrator of the 2000 Equity Incentive Plan may also provide for alternative settlements of awards, the assumption or substitution of awards or other adjustments of awards in connection with a change of control or other reorganization of Entravision.

   Plan Amendment, Termination and Term. The Board may amend, suspend or discontinue the 2000 Equity Incentive Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will generally not be submitted to stockholders for their approval unless such approval is required by applicable law. The 2000 Equity Incentive Plan will remain in existence as to all outstanding awards until such awards are exercised or terminated. The maximum term of options, stock appreciation rights and other rights to acquire common stock under the 2000 Equity Incentive Plan is ten years after the initial date of award, subject to provisions for further deferred payment in certain circumstances. No award can be granted ten years after adoption of the 2000 Equity Incentive Plan by the Board.

   Payment for Shares. The exercise price of options or other awards may generally be paid in cash or, subject to certain restrictions, shares of Class A common stock. Subject to any applicable limits, we may finance or offset shares to cover any minimum withholding taxes due in connection with an award.

   Federal Tax Consequences. The current federal income tax consequences of awards authorized under the 2000 Equity Incentive Plan follow certain basic patterns. Generally, awards under the 2000 Equity Incentive Plan that are includable in the income of the recipient at the time of exercise, vesting or payment, such as non-qualified stock options, stock appreciation rights and restricted stock awards, are deductible by us, and awards that are not required to be included in the income of the recipient, such as incentive stock options, are not deductible by us. Generally speaking, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") provides that a public company may not deduct compensation, except for compensation that is commission or performance-based paid to its chief executive officer or to any of its four other highest compensated officers to the extent that the compensation paid to such person exceeds $1 million in a tax year. The regulations exclude from these limits compensation that is paid pursuant to a 2000 Equity Incentive Plan in effect before the time that a company is publicly-held. We expect that compensation paid under the 2000 Equity Incentive Plan will not be subject to
Section 162(m) of the Code in reliance on this transition rule, as long as such compensation is paid or stock options, stock appreciation rights and/or restricted stock awards are granted before the earlier of a material amendment to the 2000 Equity Incentive Plan or our annual stockholders meeting in the year 2004. In addition, we may not be able to deduct certain compensation attributable to the acceleration of payment and/or vesting of awards in connection with a change in control event should that compensation exceed certain threshold limits under Section 280G of the Code.

   Non-Exclusive Plan. The 2000 Equity Incentive Plan is not exclusive. Under Delaware law, the Board may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

2001 Employee Stock Purchase Plan

   On April 4, 2001, the Board adopted the Company's 2001 Employee Stock Purchase Plan (the "2001 Stock Purchase Plan") and reserved 600,000 shares of our Class A common stock for initial issuance under the 2001 Stock Purchase Plan, subject to stockholder approval. The following is only a summary of the 2001 Stock Purchase Plan and is qualified in its entirety by reference to its full text.

   Purpose. The purpose of the 2001 Stock Purchase Plan is to incentivize our employees by providing them with an opportunity to purchase shares of Class A common stock, subject to certain restrictions and limitations. These shares will be provided to our employees at a discount to the prevailing market price which will provide an incentive for employees to have an ownership interest in the Company at a minimal cost to us.

   Administration. The 2001 Stock Purchase Plan is administered by a committee appointed by our Board. Unless our Board appoints a different committee, the committee consists of the members of the Compensation Committee. The committee has full power to administer and interpret the 2001 Stock Purchase Plan, and the decisions of the committee are final and binding upon all participants.

   Shares Reserved for Issuance. Subject to the adjustments discussed below for changes in our capital structure or upon a corporate transaction, the maximum number of shares of Class A common stock that will be made available for sale under the 2001 Stock Purchase Plan is 600,000, plus an annual increase of 600,000 shares on the first day of each of the next ten calendar years beginning on January 1, 2002.

   Eligibility. Any of our full-time employees or full-time employees of any of our subsidiaries designated by the committee who has completed at least six months of continuous service as an employee (subject to certain permitted interruptions of up to 90 days) as of an offering date is eligible to participate in the 2001 Stock Purchase Plan during the relevant offering period, subject to administrative rules established by the committee. Eligible employees become participants in the 2001 Stock Purchase Plan by filing with us at least ten business days prior to the applicable offering period a form authorizing payroll deductions.

   Participation in an Offering. The 2001 Stock Purchase Plan is implemented by offering periods lasting for six months commencing on each of February 15 and August 15. The first offering period commenced on August 15, 2001. Shares of Class A common stock are purchased under the 2001 Stock Purchase Plan on the last day of each offering period, unless the participant withdraws or terminates employment earlier. To participate in the 2001 Stock Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the 2001 Stock Purchase Plan in an amount up to 15% of the participant's compensation; however, no participant may purchase more than 25,000 shares during any offering period. On each purchase date, each participant who has elected to participate is automatically deemed to have elected to purchase shares of Class A common stock with the entire balance of the payroll deductions accumulated during the relevant offering period in the participant's payroll deduction account. In addition, no employee is eligible to purchase shares under the 2001 Stock Purchase Plan to the extent that, immediately after the purchase, that employee would own 5% or more of either the voting power or the value of all classes of our common stock, and no employee's rights to purchase our common stock pursuant to the 2001 Stock Purchase Plan may accrue at a rate that exceeds $25,000 per calendar year. For purposes of the 5% ownership test summarized above, stock that the participant may purchase under any outstanding option is treated as owned by the participant, as is stock owned by certain family members or entities owned by the participant.

   Purchase Price, Shares Purchased. Shares of our Class A common stock may be purchased under the 2001 Stock Purchase Plan at a price equal to 85% of the fair market value of the Class A common stock on the offering date or the purchase date, whichever is less. The number of whole shares of our Class A common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price.

   Termination of Employment. Termination of a participant's employment for any reason, including death, immediately terminates his or her participation in the 2001 Stock Purchase Plan. In such event, the payroll deductions credited to the participant's account will be returned, without interest, and all existing stock held for the participant in the 2001 Stock Purchase Plan will be distributed, to him or her or, in the case of death, to the person or persons entitled to those deductions and stock.

   Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event that the common stock is changed by reason of any stock split, stock dividend, combination, recapitalization reclassification or other similar changes in our capital structure effected without the receipt of consideration, or in the event of a merger in which we are the surviving corporation, the committee may make appropriate proportional adjustments in the number of shares of stock subject to the 2001 Stock Purchase Plan.

   Amendment and Termination of the Plan. The Board may terminate or amend the 2001 Stock Purchase Plan at any time, except that it may not increase the number of shares subject to the 2001 Stock Purchase Plan other than as described in the 2001 Stock Purchase Plan. The 2001 Stock Purchase Plan will continue until the purchase date that participants become entitled to purchase a number of shares of common stock greater than the number of reserved shares remaining available for purchase under the 2001 Stock Purchase Plan.

   Withdrawal. Generally, a participant may withdraw from the 2001 Stock Purchase Plan at any time during an offering period prior to the purchase date. If a participant elects to withdraw, all of the participant's payroll deductions credited to the participant's payroll deduction account will be returned to the participant without interest, and the participant may not make any further contributions to the 2001 Stock Purchase Plan for the purchase of shares during that offering period. A participant's voluntary withdrawal during an offering period will not have any effect upon the participant's eligibility to participate in the 2001 Stock Purchase Plan during a subsequent offering period.

   New Plan Benefits. Because benefits under the 2001 Stock Purchase Plan will depend on employees' elections to participate and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the 2001 Stock Purchase Plan is approved by the stockholders. Non-employee directors are not eligible to participate in the 2001 Stock Purchase Plan.

   Federal Income Tax Consequences. The 2001 Stock Purchase Plan qualifies under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2001 Stock Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon, among other factors, the participant's holding period for the shares and the manner of disposition. If the shares are sold or otherwise disposed of in a taxable transaction occurring more than two years from the applicable offering date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of
(i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the offering date. Any additional gain should be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on a sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. As a general rule, we are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to us.

   The foregoing is only a very general summary of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the 2001 Stock Purchase Plan. It does not discuss the tax consequences arising in the context of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant's income or gain may be taxable or other tax matters may be relevant to particular participants.

Indemnification of Directors and Executive Officers and Limitation of Liability

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors, to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act"). This indemnification may, however, be unenforceable as against public policy.

   As permitted by Delaware law, our First Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware law regarding unlawful dividends and stock purchase; or (iv) for any transaction from which the director derived an improper personal benefit.

   As permitted by Delaware law, our First Restated Certificate of Incorporation provides that: (i) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as the person being indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was lawful; (ii) we are permitted to indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law; (iii) we are required to advance expenses to our directors and officers incurred in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions; and (iv) the rights conferred in our First Restated Certificate of Incorporation are not exclusive. In addition, we have entered into indemnification agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of indemnification set forth in our First Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   We maintain directors' and officers' liability insurance.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee during the 2001 fiscal year consisted of Messrs. Hobson and Thompson. No member of the Compensation Committee was at any time during the 2001 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company served on the compensation committee of another entity or any other committee of the board of directors of another entity performing similar functions during the 2001 fiscal year.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Reorganization. Effective August 2, 2000, the Company completed a reorganization. As a result of this reorganization, the beneficial ownership of Entravision immediately prior to the closing of our initial public offering was virtually identical to the beneficial ownership of Entravision Communications Company, L.L.C. ("ECC"), its predecessor. This reorganization occurred as follows:

  . Messrs. Ulloa, Wilkinson and Zevnik and each of their trusts and other related entities exchanged their direct and indirect ownership interests in ECC for newly-issued shares of Class B common stock;

  . each of the stockholders in the seven corporate member entities of ECC (other than Messrs. Ulloa, Wilkinson and Zevnik and their trusts and related entities) exchanged their shares in such corporate members for newly-issued shares of Class A common stock;

  . each of the remaining individuals, trusts and other entities holding direct membership interests in ECC exchanged such interests for newly-issued shares of Class A common stock; and

  . Univision exchanged its subordinated note and option in ECC for shares of Class C common stock.

   Relationship with Univision. In December 1996, Univision invested $10 million in ECC in exchange for a subordinated note and an option to acquire an approximate 25% ownership interest in ECC. The note was due December 30, 2021 and bore interest at 7.01% per year, for which Univision had agreed to compensate Entravision in an amount equal to the amount of annual interest due, in exchange for running Univision's programming.

   In April 1999, Entravision acquired television stations KLUZ-TV and KLUZ-LP, Albuquerque, New Mexico, from Univision in exchange for $1 million in cash and a 2% increase in Univision's option to acquire an ownership interest in ECC. In March 2000, Univision invested an additional $110 million in ECC, which increased the subordinated note to an aggregate of $120 million, and increased its option to the right to acquire a 40% ownership interest in ECC.

   In connection with the reorganization, Univision exchanged its subordinated note and option for 21,983,392 shares of Class C common stock, or an approximate 19% ownership interest in Entravision. As long as Univision owns at least 30% of its initial Class C shares, it will have the right to vote as a separate class to elect two directors, to appoint a member to any Board committee and to approve material decisions involving Entravision, including any merger, consolidation or any other business combination, any dissolution and any transfer of the FCC licenses for any of our Univision-affiliated television stations.

   Also, pursuant to our Univision network affiliation agreements, Univision acts as our national advertising sales representative for our television stations affiliated with Univision's primary network. Class C director Andrew Hobson is an Executive Vice President of Univision and Class C director Michael Wortsman is the Co-President of Univision Television Group Inc.

   Univision also purchased 6,464,542 shares of Class A common stock directly from Entravision in our initial public offering, representing approximately 6% of our outstanding common stock. Univision has subsequently purchased an additional 8,478,689 shares of Class A common stock in open market purchases, for an aggregate of approximately 32% of our outstanding common stock as of December 31, 2001.

   Voting Agreement. Entravision has entered into the Voting Agreement with Messrs. Ulloa, Wilkinson, and Zevnik. This agreement will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares.

   Transactions with Walter F. Ulloa. Mr. Ulloa and his spouse were the sole shareholders of Las Tres Campanas Television, Inc., formerly the FCC licensee of lower-power television stations KELV-LP and KNTL-LP, Las Vegas, Nevada. In 1997, Las Tres Campanas issued a note to a former shareholder in the principal amount of $262,500. Entravision assumed the payment obligations of Las Tres Campanas under the note in exchange for Las Tres Campanas' agreement to contribute to the Company all of its assets, including the licenses to stations KELV-LP and KNTL-LP. In August 2001, we consummated a transaction with Mr. Ulloa and his spouse in which we acquired all of the outstanding shares of capital stock of Las Tres Campanas, reimbursed Mr. Ulloa for business expenses in the amount of $173,455 and paid the balance of principal and unpaid interest under the note in the amount of $92,319.

   Transactions with Philip C. Wilkinson. In 1996, Cabrillo Broadcasting Corporation, a predecessor of Entravision, made a loan in the principal amount of $159,000 to Mr. Wilkinson, which was used by Mr. Wilkinson to purchase equity in KSMS-TV, Inc., another predecessor of Entravision. As payment for this obligation, Mr. Wilkinson granted to us the right to acquire radio station KPVW-FM, Aspen, Colorado from a third party. The transaction was consummated in January 2002.

   Transactions with Paul A. Zevnik. In October 1996, ECC made a loan to Mr. Zevnik evidenced by a promissory note in the principal amount of $360,366 due and payable in full in October 2001, which was later extended to October 2002. Mr. Zevnik used the loan to purchase 10,313 Class A units of ECC, which were exchanged for 175,321 shares of Class B common stock at the closing of our initial public offering. As of December 31, 2001, the aggregate outstanding principal and interest on this loan was approximately $474,000. The entire balance of principal and interest under the loan was paid in full by Mr. Zevnik in February 2002. Additionally, Mr. Zevnik is a partner in Zevnik Horton LLP, which represented us as legal counsel prior to July 2001.

   Transactions with Amador S. Bustos. In connection with our acquisition of Z-Spanish Media, Amador Bustos, a director of the Company, and his affiliates received approximately 1,536,731 shares of Class A common stock.

   We lease certain spaces situated on a broadcast tower located in Sacramento, California from Mr. Bustos and his spouse. The tower is used by radio stations owned and operated by Entravision in the Sacramento area. Entravision pays rent and maintenance in the aggregate amount of $5,000 per year. The lease commenced in June 2001 and will expire in April 2019.

   Pursuant to a second lease that expires in 2019, we also lease a corporate office building from Mr. Bustos in Sacramento, California for $68,000 per year. Rent increases annually by five percent per year under this lease.

   Transactions with Glenn Emanuel. In connection with our acquisition of Z-Spanish Media, Glenn Emanuel, the President of our Outdoor Division, received 285,253 shares of Class A common stock.

   In August 1997, Mr. Emanuel executed a promissory note in favor of Vista in the principal amount of $198,315 with an interest rate of 9.75% per year, which is due and payable in full on August 9, 2002. Mr. Emanuel used the loan to purchase shares of Vista's common and preferred stock. The loan is secured by the shares of Class A common stock received by Mr. Emanuel in connection with our acquisition of Z-Spanish Media. As of December 31, 2001 the outstanding balance of principal and interest under the loan was approximately $282,000 including accrued interest.

   Registration Rights. We have entered into an investor rights agreement with all of the holders of restricted stock at the time of our initial public offering and with the former stockholders of Z-Spanish Media that received Entravision stock in connection with our acquisition of Z-Spanish Media. The investor rights agreement provides these stockholders with rights to require us to register their stock with the SEC upon certain conditions.

   Transactions with TSG Entities and Darryl B. Thompson. Darryl B. Thompson, a director of the Company, is an equityholder, officer and director of TSG Capital Fund II, L.P., TSG Capital Fund III, L.P., TSG Associates II, Inc. and TSG Associates III, L.P.

   In April 2000, TSG Capital Fund III, L.P. invested $90 million in ECC in the form of a convertible subordinated note. The note automatically converted at the closing of our initial public offering into 5,865,102 of Series A preferred stock.

   In connection with our acquisition of Z-Spanish Media, TSG Capital Fund II, L.P., TSG Capital Fund III, L.P. and their affiliates received approximately $169 million in cash and 3,552,902 shares of Class A common stock.

   We have also entered into an investor rights agreement with TSG Capital Fund III, L.P. that provides TSG Capital Fund III, L.P. with rights to require us to register its shares of Series A preferred stock (upon conversion into Class A common stock) with the SEC upon certain conditions. Mr. Thompson is a principal of TSG Capital Fund III, L.P.

   Mr. Thompson is also an officer, director and, indirectly, a principal stockholder, of Urban Brands, Inc., which purchased advertising space, for approximately $150,000, on certain of the Company's billboards New York City. We received market rates for this sale in an arms-length transaction.

   Class D Membership Units in ECC. ECC granted to each of Messrs. Ulloa and Wilkinson 6,050 Class D membership units for nominal consideration which were exchanged for 102,850 shares of Class B common stock at the closing of our initial public offering. The Class B common stock is held pursuant to restricted stock agreements that allow for repurchase of the shares for nominal consideration if Messrs. Ulloa and Wilkinson do not remain employed with Entravision with such restriction lapsing in one-third increments over three years. Such restriction also lapses upon a change in control.

   ECC also granted to Mr. Zevnik 2,560 Class D membership units for nominal consideration, which were exchanged for 43,520 shares of Class B common stock at the closing of the initial public offering. The Class B common stock is held pursuant to a restricted stock agreement that allows for repurchase of the shares for nominal consideration if Mr. Zevnik does not remain as an officer or director of Entravision, with such restriction lapsing in one-third increments over three years. Such restriction also lapses upon a change in control.

   In April 2000, ECC awarded to Jeanette Tully, our Chief Executive Officer, 14,161 Class D membership units, which were exchanged for 240,737 shares of Class A common stock at the closing of the initial public offering. Additionally, ECC also granted to Ms. Tully 500 Class D membership units for nominal consideration, which were exchanged for 8,500 shares of Class A common stock at the closing of the initial public offering. The 8,500 shares of Class A common stock are held pursuant to a restricted stock agreement that allows for repurchase of the shares for nominal consideration if Ms. Tully does not remain as an employee of Entravision, with such restriction lapsing in one-third increments over three years. Such restriction also lapses upon a change in control.

                       REPORT OF COMPENSATION COMMITTEE

   The following Report of the Compensation Committee and the Performance Graph that follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent Entravision specifically incorporates this report or the performance graph by reference therein.

   The Compensation Committee has furnished the following report on executive compensation for the 2001 fiscal year.

   It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee also has the sole and exclusive authority to make discretionary option grants to the Company's executive officers under the 2000 Equity Incentive Plan.

   The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, reward individual contribution to the Company's success and align the interests of the Company's officers with the interests of the stockholders. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

   For the 2001 fiscal year, the Company's executive compensation program consisted of base salary only and no bonuses were considered or granted by the Compensation Committee. The Compensation Committee believes that the approach taken in the 2001 fiscal year best serves the short and long-term interests of the Company and its stockholders.

   Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2001 fiscal year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

   Chief Executive Officer Compensation. In setting the base salary level payable for the 2001 fiscal year to the Company's Chief Executive Officer, Walter Ulloa, the Compensation Committee conducted a detailed performance evaluation for Mr. Ulloa. The performance evaluation took into consideration Mr. Ulloa's qualifications, the level of experience brought to his position and gained while in the position, the Company's goals for which Mr. Ulloa had responsibility, specific accomplishments to date and the importance of Mr. Ulloa's individual contributions to the achievement of the Company's goals and objectives set for the prior fiscal year. In addition, the Compensation Committee sought to provide him with a level of base salary which it believed, on the basis of its understanding of the salary levels in effect for other chief executive officers at similar-sized companies in the industry, to be competitive with those base salary levels.

   In August 2000, we entered into a five year employment agreement with Mr. Ulloa. The agreement provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Ulloa is eligible to receive a cash bonus equal to (i) a percentage of his then-current base salary up to a maximum of 75% based upon the Company's growth rate of EBITDA and (ii) up to an additional 25% of his then-current base salary in the discretion of the Compensation Committee (see "Employment and Other Agreements; Change in Control Arrangements").

   Other Executive Officer Compensation. In setting base salaries for executive officers other than the Chief Executive Officer, the Compensation Committee considered the salary levels for comparable positions at peer group companies, the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's (other than Messrs. Ulloa and Wilkinson) base salary is adjusted for each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions.

   In August 2000, we entered into a five year employment agreement with Philip
C. Wilkinson, our President and Chief Operating Officer, that provides for a base salary of $600,000 per year, with an annual increase of $50,000 per year. Under the terms of the agreement, Mr. Wilkinson is eligible to receive a cash bonus equal to (i) a percentage of his then current base salary up to a maximum of 75% based upon the Company's growth rate of EBITDA and (ii) up to an additional 25% of his then-current base salary in the discretion of the Compensation Committee (see "Employment and Other Agreements; Change in Control Arrangements").

   Compliance with Code Section 162(m). Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for the 2002 fiscal year will exceed that limit. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

   The Board did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2001 fiscal year. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

   Submitted by the Compensation Committee:

                               Andrew W. Hobson
                               Darryl B. Thompson

                               PERFORMANCE GRAPH

   The following graph, which was produced by Research Data Group, Inc., depicts the Company's monthly performance for the period from August 2, 2000 (the Company's initial trading date on the Exchange) through December 31, 2001, as measured by total stockholder return on the Company's Class A common stock compared with the total return of the S&P 500 Index and the S&P Broadcasting (Television, Radio, Cable) Index. Upon request, the Company will furnish stockholders a list of the component companies of such indexes.

   Note: We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
       AMONG ENTRAVISION COMMUNICATIONS CORPORATION, THE S & P 500 INDEX
          AND THE S & P BROADCASTING (TELEVISION, RADIO, CABLE) INDEX

                                    [CHART]

                ENTRAVISION COMMUNICATIONS      S&P 500       S&P BROADCASTING
                CORPORATION                                   (TV, RADIO, CABLE)
8/2/00          100                             100           100
9/00            105.3                           100.60         94.26
12/00           111.36                          92.73          88.90
3/01            60.00                           81.74          93.47
6/01            74.55                           86.52         101.92
9/01            51.82                           73.82          72.87
12/01           72.42                           81.71          85.00


                                                        Cumulative Total Return
                                             ---------------------------------------------
                                             8/2/00  9/00  12/00  3/01   6/01  9/01  12/01
                                             ------ ------ ------ ----- ------ ----- -----
Entravision Communications Corporation...... 100.00 105.30 111.36 60.00  74.55 51.82 72.42
S & P 500................................... 100.00 100.60  92.73 81.74  86.52 73.82 81.71
S & P Broadcasting (TV, Radio, Cable)....... 100.00  94.26  88.90 93.47 101.92 72.87 85.00

--------
* Assumes $100 invested on August 2, 2000 in stock or index, including reinvestment of dividends.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Class A common stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5s were required for those persons, the Company believes that all reporting requirements under Section 16(a) for the 2001 fiscal year were met in a timely manner by its directors, executive officers and greater than 10% beneficial owners, except that Mr. Zevnik made one late filing for the month of January 2001.

                           REPORT OF AUDIT COMMITTEE

   The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent Entravision specifically incorporates this report by reference therein.

   The Audit Committee Charter was adopted by the Board on July 24, 2000, as amended on December 7, 2001, and reflects the standards set forth in SEC regulations and the rules of the Exchange.

   The Audit Committee's primary duties and responsibilities are:

  . Serve as an independent objective party to monitor the Company's financial reporting process and internal control system.

  . Review and appraise the audit efforts of the Company's independent accountants.

  . Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

   The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board.

   The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter. The Audit Committee met nine times during the 2001 fiscal year.

   In overseeing the preparation of Entravision's financial statements, the Audit Committee met with both management and Entravision's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).

   With respect to Entravision's outside auditors, the Audit Committee, among other things, discussed with McGladrey & Pullen, LLP matters relating to its independence, including the written disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

   On the basis of these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of Entravision's audited financial statements in the 10-K for filing with the SEC.

   Submitted by the Audit Committee:

                               Michael S. Rosen
                               Esteban E. Torres
                               Patricia Diaz Dennis

                             STOCKHOLDER PROPOSALS

   From time to time stockholders present proposals which may be proper subjects for inclusion in a proxy statement and for consideration at an annual meeting. Under the rules of the SEC, to be included in the proxy statement for the 2003 annual meeting of stockholders, proposals must be received by the Company no later than December 17, 2002.

                          ANNUAL REPORT ON FORM 10-K

   The Company filed the 10-K with the SEC on March 26, 2002. A copy of the 10-K has been mailed to all stockholders along with this Proxy Statement. Stockholders may obtain additional copies of the 10-K and the exhibits thereto, without charge, by writing to Michael G. Rowles, Senior Vice President and General Counsel of the Company, at the Company's principal executive offices at the 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.

                                 OTHER MATTERS

   Management does not know of any matters to be presented at the 2002 Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If a stockholder vote is necessary to transact any other business at the 2002 Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

   It is important that your shares be represented at the 2002 Annual Meeting, regardless of the number of shares that you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE THAT HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the 2002 Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                          By Order of the Board of Directors,

                                          /s/ WALTER F. ULLOA
                                          Walter F. Ulloa
                                          Chairman and Chief Executive Officer

April 16, 2002
Santa Monica, California

                    ENTRAVISION COMMUNICATIONS CORPORATION

                       2002 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                     ENTRAVISION COMMUNICATIONS CORPORATION

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of 2002 Annual Meeting of Stockholders and the Proxy Statement and appoints Walter F. Ulloa and Philip C. Wilkinson, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of Entravision Communications Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2002 Annual Meeting of Stockholders of the Company (the "2002 Annual Meeting") to be held at The Fairmont Miramar Hotel Santa Monica, 101 Wilshire Boulevard, Santa Monica, California 90401 at 10:00 a.m. on May 16, 2002, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below:

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE CLASS
                                                   ---
A/B DIRECTORS AND THE CLASS C DIRECTORS LISTED HEREON AND A VOTE FOR THE LISTED
                                                                 ---
PROPOSAL. IF NO INSTRUCTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED HEREON AND PROPOSAL 2.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                                                                                                              Please mark     [X]
                                                                                                             your votes as
                                                                                                             indicated in
                                                                                                             this example

1. A. To elect Class A/B directors to serve for a                       1. B. To elect Class C directors to serve for
      term ending at the 2003 Annual Meeting of                               a term ending at the 2003 Annual Meeting
      Stockholders or until his or her                                        of Stockholders  or until his
      successor is duly elected and qualified.                                successor is duly elected and qualified.

 FOR all nominees     WITHHOLD        Nominees: 01 Walter F. Ulloa,     FOR all nominees     WITHHOLD      Nominees: 09 Andrew W.
  listed at right    AUTHORITY        02 Philip C. Wilkinson,           listed at right     AUTHORITY      Hobson, 10 Michael D.
   (except as       to vote for all   03 Paul A. Zevnik, 04 Darryl B.     (except as      to vote for all  Wortsman
  marked to the       nominees        Thompson, 05 Amador S. Bustos,     marked to the       nominees
    contrary)      listed at right    06 Michael S. Rosen,                 contrary)      listed at right  (Instruction: To withhold
      [_]               [_]           07 Esteban E. Torres,                  [_]               [_]         authority to vote for any
                                      08 Patricia Diaz Dennis                                              nominee, strike a line
                                                                                                           through the nominee's
                                      (Instruction: To withhold                                            name above.)
                                      authority to vote for any nominee,
                                      strike a line through the
                                      nominee's name above.)

2. Ratification of the appointment of McGladrey & Pullen,               In their discretion, the proxies are authorized to vote
   LLP as independent auditors of the Company for the                   upon such other business that properly may come before the
   2002 fiscal year.                                                    2002 Annual Meeting and any adjournments thereof.


          FOR  AGAINST  ABSTAIN
          [_]    [_]      [_]

                                                                        Dated: _______________________________________________, 2002

                                                                        ____________________________________________________________
                                                                        Signature

                                                                        ____________________________________________________________
                                                                        Signature if jointly held (if joint or common ownership)

                                                                        Please sign exactly as name or names appear at left,
                                                                        including the title "Executor," "Guardian," etc. if the same is indicated. When joint names appear both should sign. If stock is held by a corporation, this Proxy should be
                                                                        executed by a proper officer thereof, whose title should be given.

                    .                                                   PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED
                                                                        POSTAGE-PAID ENVELOPE TODAY
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